EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into January 16, 2008 (the Effective Time), by and between Secured Diversified Investment, Ltd., a Nevada corporation (the “Company”), and Munjit Johal (“Employee”).

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. The Company hereby employs Employee in the capacity of President and Chief Executive Officer, reporting to the Board of Directors of the Company. Employee accepts such employment and agrees to diligently and conscientiously perform such services as are customary to such offices and as shall from time to time be assigned to him by the Board of Directors the Company or any duly formed committee thereof.

2. Term. The employment hereunder shall be for a one year period commencing at the Effective Time, unless earlier terminated as provided in Section 4 (the “Initial Term”). This Agreement shall be automatically renewed for successive one-year periods upon the expiration of the Initial Term unless earlier terminated as provided in Section 4. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the term of this Agreement shall refer both to the Initial Term and any successive term as the context requires.

3. Compensation and Benefits

3.1 Salary. For the performance of Employee’s duties hereunder, and commencing at the Effective Time, the Company shall pay Employee a salary (the “Base Compensation”) at the annualized rate of $36,000, payable in accordance with the normal payroll practices of the Company. Prior to the end of the Initial Term and any renewal term, Employee’s Base Compensation shall be reviewed, taking into account the performance of Employee, the financial condition of the Company, and such other information as the Company shall determine is appropriate. Based upon such review, the Company may increase (but not decrease) Employee’s Base Compensation, effective upon the commencement of the immediately following renewal term.

3.2 Bonuses. The Employee will be eligible during the term of this Agreement for such additional bonus payments, in the form of common stock of the Company, as may be awarded to the Employee from time to time by the Company.

3.3 Payment and Withholding. All payments required to be made by the Company to the Employee shall be made in accordance with the Company’s normal payroll practices and shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

3.4 Personnel Policies and Benefits. Unless otherwise specified herein, the Employee’s employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. The Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

3.5 Reimbursement of Expenses. Employee shall be eligible to be reimbursed for all reasonable business expenses incurred by Employee in connection with and reasonably related to the furtherance of the Company’s business. Employee shall submit expense reports and receipts documenting the expenses incurred.

4. Termination

4.1 Termination Events. The employment of the Employee and the Term of this Agreement will terminate upon the occurrence of any of the following events (“the Termination Event”):

(a) The Employee’s Death;

(b) The Employee’s “Disability”, defined, subject to applicable state and federal law, as termination by the Company because the Employee is unable to perform the essential functions of Employee’s position (with reasonable accommodation as such term is defined in the Americans with Disabilities Act).

(c) Employee is discharged by the Company for “Cause.”.As used in this Agreement, the term “Cause” shall mean a determination by the Company that:

(i) Employee has engaged in theft, dishonesty, or falsification or in conduct constituting a felony or a misdemeanor involving dishonesty or moral turpitude; or

(ii) Employee has failed substantially to perform his duties with the Company (other than any such failure resulting from the Employee’s absence due to approved or legally protected leave) after written demand of no less than ten (10) days for substantial performance is requested by the Company, which demand specifically identifies the manner in which it is claimed Employee has not substantially performed his duties, or

(iii) Employee is engaged, or has engaged, in conduct which has, or would reasonably be expected to have, a material adverse effect on the Company; or

(iv)  Employee has materially breached this Agreement, any other agreement between the Employee and the Company, or Employee’s duty of loyalty to the Company.

In the event a failure or breach under (ii) or (iv) above is based on completed actions that cannot be undone, and therefore not, in the opinion of the Company, capable of cure, Employee may be terminated immediately provided it pays the Employee for the cure period. No termination shall be effected for Cause unless Employee has been provided with a written notice that states with reasonable specificity the acts or omissions which form the basis of the Company’s decision.

(d) Employee is terminated by the Company “without Cause”, which the Company may do upon its election, regardless of whether it also has the option to terminate for Cause, upon written notice, which notice shall specify the date of such termination.

(e) Employee terminates his employment due to “Good Reason”, which shall mean that any of the following has occurred (i) a material default by the Company in the performance of any of its obligations hereunder, which default remains uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee; (ii) without the Employee’s consent, a requirement imposed by the Company that the employee relocate his office to a location more than fifty (50) miles from his current office location; (iii) without the Employee’s consent, a reduction in salary imposed by the Company; or (iv) without the Employee’s consent, a material diminution in the Employee’s title or duties; provided however, that any actions taken by the Company to accommodate a disability of the Employee or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement. The Employee may elect to terminate for Good Reason within thirty (30) days of the Employee’s becoming aware of the existence of Good Reason, so long as the Company has not previously notified the Employee of its decision to terminate his employment.

(f) Employee terminates his employment without Good Reason, which Employee may do at any time with at least 30 days advance notice.

(g) If at any time during the course of this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and condition of such termination.

4.2 Effects of Termination

(a) Upon termination of Employee’s employment hereunder for any reason the Company will pay Employee all amounts owed to Employee through the date of Termination and any amounts earned by Employee as of the date of Termination but due to be paid Employee at a future date shall be paid when otherwise due, in accordance with applicable law. Notwithstanding any provision herein to the contrary, if the Employee is terminated for Cause he shall only be entitled to receive salary accrued up to and including the date of termination. Upon termination, the entitlement of the Employee or his Estate to benefits, or to continuation or conversion rights, under any Company sponsored benefit plan shall be determined in accordance with applicable law and the provisions of such plan.

(b)  Upon termination of Employee’s employment under Sections 4.1 (d) or (e), if the Employee executes, and does not revoke, a Separation Agreement and Release in a form acceptable to the Company, the Company shall pay Employee, on the Company’s regular payroll dates, commencing on the first such date that occurs at least eight days following the Employee’s execution of the Separation Agreement and Release, amounts equal to the then applicable Base Compensation, excluding bonus, for a period of three (3) months.

(c) Following a Termination Event, Employee shall fully cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other Employees as may be designated by the Company.

5. General Provisions

5.1 Assignment. Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party. Provided however, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

5.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties, except for the terms of a prior employment agreement that the Company entered into with Mr. Johal and has since expired.

5.3 Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

5.4 Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.5 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Nevada, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in Nevada for all purposes.

5.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

5.7 No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

5.8 Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

5.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

Secured Diversified Investment Ltd.	Employee:
By: /s/ Jan Wallace Name: Jan Wallace Title: President and CEO	/s/ Munjit Johal Munjit Johal